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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE DIRECTV GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Stockholders of The DIRECTV Group, Inc.:

        The Annual Meeting of Stockholders of The DIRECTV Group, Inc. (the "Company") will be held at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on June 6, 2006, for the following purposes:

  1.
  To elect nominees to Class III of the Board of Directors for a three-year term.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2006.

  3.
  To transact such other business as may properly come before the meeting.

        All stockholders are invited to attend the meeting. Stockholders of record at the close of business on April 10, 2006, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open for examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Corporate Secretary at 2230 East Imperial Highway, El Segundo, California, 90245 and at 1211 Avenue of the Americas, New York, New York 10036.

        Please read the attached proxy statement carefully and submit your proxy as soon as possible. You have your choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card in the envelope provided.

By order of the Board of Directors

Larry D. Hunter Corporate Secretary
El Segundo, California April 28, 2006

THE DIRECTV GROUP, INC.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

1211 Avenue of the Americas
New York, New York 10036
(212) 462-5044

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2006

        The accompanying proxy is solicited by the Board of Directors of The DIRECTV Group, Inc., (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m., local time, on June 6, 2006, at the Hilton Hotel New York, Concourse A, 1335 Avenue of the Americas, New York, New York, and any adjournment thereof.

        We expect that this proxy statement and accompanying proxy card will be mailed or will be available through the Internet for those stockholders receiving their proxy materials electronically, on or after April 28, 2006, to stockholders of record of the Company at the close of business on April 10, 2006.

VOTING SECURITIES

        The Company has one class of outstanding stock entitled to vote at the Annual Meeting, common stock (the "Common Stock"), and holders of Common Stock are entitled to one vote per share. At the close of business on April 10, 2006, there were 1,276,968,119 shares of Common Stock outstanding and eligible for voting at the Annual Meeting. Only stockholders of record at the close of business on April 10, 2006, are entitled to notice of, and to vote at, the meeting.

PROXIES

        If you are a stockholder of record, that is if you hold shares in your name in an account with the Company's stock transfer agent, Computershare Trust Company, N.A. ("Computershare"), you can vote in any one of the following ways:

  •
  By Internet: Go to the Web site, www.computershare.com/expressvote, shown on your proxy card. You will need to enter your voter control number that appears on your proxy card.

  •
  By Telephone: Call the toll-free number, 1-800-652-VOTE (1-800-652-8683), as listed on your proxy card. You will need to provide your voter control number that appears on your proxy card. Please follow the instructions on your proxy card and the voice prompts on the telephone.

  •
  By Mail: Mark, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the enclosed envelope. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign and date each of them, or alternatively vote all these shares through the Internet or by telephone.

  •
  By Ballot: If you prefer, you may also vote by ballot at the Annual Meeting.

        After you have signed and returned the enclosed proxy card or voted through the Internet or by telephone, you may revoke your proxy at any time until it is voted at the Annual Meeting. You may do this by sending a written notice of revocation to Computershare or by executing a subsequent proxy card, by voting subsequently through the Internet or by telephone, or by voting in person at the Annual Meeting. The shares represented by a proxy will be voted unless the proxy card is received late or in a form that cannot be voted.

        If a broker, bank or other record holder holds your shares, please refer to the instructions they provide for your shares to be voted.

        The form of proxy solicited by the Board of Directors allows you the choice to vote for or withhold the vote for each nominee for director and to approve, disapprove or abstain with respect to each other matter to be acted upon at the Annual Meeting, including the ratification of the appointment of our independent accountants. Where you indicate a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, your shares will be voted by the Proxy Committee as the Board of Directors has recommended, as indicated in this proxy statement. Abstentions will not affect the outcome of the election of directors. With respect to the other proposals to be voted on by stockholders at the Annual Meeting, abstentions and "broker" non-votes will have no effect on the outcome of the vote.

        Except in the case of stock held by one of the employee stock plans listed below, by signing and returning the proxy card or by voting through the Internet or by telephone, you will authorize the Proxy Committee to vote your shares of Common Stock on any proposals that the Company does not know about now but that may be presented properly at the Annual Meeting. The members of the Proxy Committee are Michael W. Palkovic and Larry D. Hunter.

PROXIES FOR SHARES HELD IN EMPLOYEE STOCK PLANS

        If you participate in the following stock plans, your proxy card will serve to instruct the Trustees, plan committees or independent fiduciaries of those plans how to vote your shares in the plan.

        If you do not provide instructions on how to vote your shares held in the following plans, these shares may be voted at the discretion of the Trustee, plan committee or independent fiduciary:

        DIRECTV Thrift and Savings Plan

        DIRECTV Savings Plus Plan

        General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

        Delphi Corporation Savings-Stock Purchase Program for Salaried Employees

        If you do not provide instructions on how to vote your shares held in the following plans, these shares will remain unvoted:

        GMAC Mortgage Group, Inc. Savings Incentive Plan

        General Motors Personal Savings Plan for Hourly-Rate Employees in the United States

        Delphi Corporation Personal Savings Plan for Hourly-Rate Employees in the United States

        For stock held through the employee stock plans, whether you vote your stock by telephone, through the U.S. Mail or by Internet, your directions must be received by Computershare no later than 5:00 P.M. Eastern time on May 31, 2006. Please note that while you may attend the Annual Meeting, you may not vote stock held through the employee stock plans at the meeting. Your vote is confidential.

QUORUM AND MAJORITIES

        A majority of all of the shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at the Annual Meeting. As to Proposal 1 concerning the election of directors, the four designated candidates will be elected to the four available memberships on the Board of Directors, provided there is a quorum present at the Annual Meeting. Proposal 2 regarding ratification of our outside auditors will be approved if it receives a majority of the votes cast by holders present, either in person or by proxy, at the meeting.

ATTENDING THE ANNUAL MEETING

        If you plan to attend the Annual Meeting, please detach and retain the admission ticket that is attached to your proxy card. As capacity is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank or other record holder, please bring evidence that you own Common Stock to the Annual Meeting and we will provide you with admission tickets. If you receive your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photograph identification will also be required to enter the Annual Meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        The Securities and Exchange Commission ("SEC") permits corporations to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for corporations. The Company has instituted this procedure for all stockholders of record.

        If one set of these documents was sent to your household for the use of all of the Company's stockholders in your household, and one or more of you would prefer to receive your own set, please contact Computershare by telephone at 1-877-498-8904 or by Internet at www.computershare.com.

        If a broker or other record holder holds your shares in the Company, please contact your broker or other record holder directly if you have questions, require additional copies of the proxy statement or annual report, or wish to receive multiple reports by revoking your consent to householding.

ANNUAL REPORT

        The Annual Report of the Company for the fiscal year ended December 31, 2005, is being mailed to stockholders with this proxy statement.

ELECTRONIC DELIVERY OF ANNUAL MEETING MATERIALS

        You can request that you receive the annual report and proxy materials of the Company via the Internet. At your request, you will receive an e-mail notification when these documents are available electronically through the Internet. Registered stockholders (those with an account maintained in their name with Computershare) may sign up for this service at www.econsent.com/dtv.

VOTING INSPECTORS

        The Company believes your vote should be private. Therefore, we use an independent specialist to receive, inspect, count and tabulate proxies. The Company has retained Computershare for this purpose. A representative of Computershare also acts as inspector at the Annual Meeting.

SOLICITATION COSTS

        The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain stockholders have consented to the delivery of proxy materials by electronic transmission and certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally, by facsimile and by telephone. In addition to mailing copies of these materials to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others, to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

SELECTION OF NOMINEES FOR DIRECTORS

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors. This assessment includes issues of judgment, diversity, skills and experience (such as understanding of relevant technologies, business background, etc.) in the context of an assessment of the perceived needs of the Board at that time. The review by the Nominating and Corporate Governance Committee is typically based on any written materials provided on any candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets the Company's general qualifications, assesses specific qualities and skills and determines whether requesting additional information or an interview is appropriate. In connection with the identification of individuals to fill recent vacancies on the Board, the Nominating and Corporate Governance Committee retained an independent company that specializes in executive and director searches for major corporations. Based on the criteria described above, the independent company assisted in the identification of potential candidates and facilitated communications with those candidates concerning their interest in serving as a director and helped to assess the fit of the individual with the Company and its needs.

        The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from directors and members of management. Subject to limitations in the Company's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and applicable law, stockholders may submit recommendations by writing to the Nominating and Corporate Governance Committee in care of The DIRECTV Group, Inc., to the attention of the Corporate Secretary by first-class mail at 2230 E. Imperial Highway, El Segundo, California 90245, or by facsimile to 1-310-964-0839. To be considered by the Nominating and Corporate Governance Committee for the 2007 annual meeting, recommendations for nominees must comply with the requirements described below in "Stockholder Proposals", unless otherwise required by law.

DIRECTORS

Board Composition

        The Board currently consists of 11 members but during 2005 consisted of only 10 members. The Board held a total of 9 meetings in 2005 and the independent directors held one separate meeting. In 2005, average attendance at Board and committee meetings was 89%.

        In addition to being members of the Board, directors may serve on one or more of three standing committees of the Board. Please refer to "Committees of the Board of Directors" commencing on page 11 for information concerning committee responsibilities and current membership. Directors spend a considerable amount of time preparing for Board and committee meetings and, from time to time, may be called upon between meetings. The Board, as well as each committee, can retain the services of outside advisors at their request.

Independent Directors

        Based on a review by the Board of all relevant information, the Board has determined that each of Neil R. Austrian, Ralph F. Boyd, Jr., James M. Cornelius, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb and Haim Saban has no material relationship with the Company or News Corporation, either directly or as a partner, stockholder or officer of an organization that has such a relationship, and that each is an "independent" director as defined by the Securities Exchange Act of 1934, the Corporate Governance Standards established by the New York Stock Exchange ("NYSE"), the Company's Amended and Restated By-Laws and Corporate Governance Guidelines. The Corporate Governance

Guidelines include categorical standards for determining director independence that have been adopted by the Board of Directors of the Company, which are as follows:

        A material relationship will be found to exist and a director will not be independent if:

  (1)
  Within the past three years:

  (a)
  the director is or has been an employee of the Affiliated Group or an immediate family member is or has been an executive officer of the Affiliated Group;

  (b)
  the director has received, or has an immediate family member who has received during any twelve-month period, more than $100,000 in direct compensation from the Affiliated Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

  (c)
  the director or an immediate family member is a current partner of a firm that is the Affiliated Group's internal or external auditor; the director is a current employee of such firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance practice; or the director or an immediate family member was (but no longer is) a partner or employee of such firm and personally worked on the Affiliated Group's audit within that time;

  (d)
  the director or an immediate family member is or has been employed as an executive officer of another company where any of the Affiliated Group's present executive officers at the same time serves or served on that company's compensation committee; and

  (e)
  the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Affiliated Group for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's gross revenues.

  (2)
  the director is affiliated with a tax-exempt entity that within the past 12 months received significant contributions from the Affiliated Group (revenue of the greater of 2% of the entity's consolidated gross revenues or $1 million is considered significant); and

  (3)
  the director has any other relationships with the Affiliated Group or with members of senior management that the Board determines to be material.

        For purposes of this determination: (i) the "Affiliated Group" means the Company or its subsidiaries or the Purchaser Group and Affiliates as defined in the Company's Amended and Restated Certificate of Incorporation and (ii) an "immediate family member" includes a person's spouse, parents, siblings, children, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares such person's residence.

        The review by the Board included consideration of, among other things, employment history, information publicly available from third party filings and responses to questionnaires completed by each board member on commercial, banking, professional, charitable, familial and other relationships. Each Board member was provided the opportunity to ask questions of any member and to consider all relevant information. The Board conducted the review with the guidance of legal counsel on applicable standards and other relevant considerations.

Executive Session

        The non-employee Directors meet in an executive session at each meeting of the Board unless otherwise determined at the meeting, without members of management present. Because three of the non-employee Directors do not qualify as independent directors, an additional executive session is held at least annually, attended only by independent directors.

        The executive sessions of the independent directors have such agendas and procedures as are determined by the Chairman of the Nominating and Corporate Governance Committee, Neil R. Austrian, who presides at the executive sessions of the independent directors.

Corporate Governance Guidelines

        The Company's Corporate Governance Guidelines, which outline, among other things, responsibilities of the Board, director qualification standards and Board independence criteria, are available on the Company's web site, at www.directv.com. A paper copy of the Corporate Governance guidelines may be obtained by contacting the Corporate Secretary as provided on page 38

Stockholder Communications

        Stockholders wishing to communicate with the directors may send a letter by regular or express mail addressed to the Corporate Secretary, The DIRECTV Group, Inc., M/S A108, 2230 E. Imperial Highway, El Segundo, CA 90245, Attention: Board of Directors. All correspondence sent to that address will be delivered to the directors on a quarterly basis, unless management determines in an individual case that it should be sent more promptly. All correspondence to directors may also be forwarded within the Company to an appropriate subject matter expert for review. Stockholder concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's internal audit function and handled in accordance with procedures established by the Audit Committee with respect to such matters which include an anonymous toll-free hotline (1-800-860-4031).

        Special procedures have been established for stockholders and other interested parties wishing to communicate directly with Mr. Austrian as Chairman of the Nominating and Corporate Governance Committee and as the presiding director of the independent directors or to the independent directors as a group. Such communications should be sent as provided above and addressed to the attention of Janet Williamson who has been appointed by the Nominating and Corporate Governance Committee to act as agent for this purpose. The following procedures will be followed:

  (1)
  Upon receipt, the agent shall consult with the General Counsel to determine if the communication should be directed to the Company's Ethics Officer for disposition in accordance with the Company's Procedure for Handling Ethics Complaints ("Ethics Procedure") and/or should be provided to the Chairman of the Nominating and Corporate Governance Committee for disposition as provided below.

  (2)
  Based on the outcome of the above, the agent shall:

  •
  Provide the communication to the Company's Ethics Officer for processing in accordance with the Ethics Procedure and notify Mr. Austrian that she has done so; or

  •
  Provide the actual communication, or a summary thereof (as approved by the General Counsel), to Mr. Austrian.

  (3)
  Following receipt of any communication or summary, Mr. Austrian, in consultation with the General Counsel or independent legal counsel, as he deems appropriate, will determine whether the communication or summary shall be given to all non-management directors and whether such material or other information will be given to management directors.

  (4)
  In any case, the agent shall retain copies of all such communications and make such communications available to non-management directors, or to management directors, as directed by Mr. Austrian.

Annual Meeting Attendance

        The Company does not require the attendance of Directors at the Company's annual meeting. All 10 members of the Board of Directors as constituted at that time attended the 2005 Annual Meeting. The directors at that time were Messrs. Murdoch, Austrian, Boyd, Carey, Chernin, Cornelius, DeVoe, Lee, Lund and Saban.

Director Information

        The current members of the Board of Directors of the Company are set out in the following table (information as to age, position, committee membership and director class is as of April 10, 2006, unless otherwise noted):

Name	Age	Position	Committee Memberships	Director Class
Neil R. Austrian	66	Private Investor	Nominating and Corporate Governance (Chairman)	I
Ralph F. Boyd, Jr.	49	Executive Vice President/Community Relations, Freddie Mac and Chairman, Freddie Mac Foundation	Audit, Nominating and Corporate Governance	II
Chase Carey	52	President and Chief Executive Officer	None	III
Peter F. Chernin	54	Director, President and Chief Operating Officer, News Corporation	None	III
James M. Cornelius	62	Chairman of the Board and Chief Executive Officer, Guidant Corporation	Audit (Chairman)	II
David F. DeVoe	59	Director, Senior Executive Vice President and Chief Financial Officer, News Corporation	None	II
Charles R. Lee	66	Retired Chairman and Co-Chief Executive Officer, Verizon Communications, Inc.	Compensation (Chairman), Nominating and Corporate Governance	I
Peter A. Lund	65	Private Investor and Media Consultant	Audit, Compensation	III
K. Rupert Murdoch	75	Chairman and Chief Executive Officer, News Corporation	None	I
Nancy S. Newcomb	61	Retired Senior Corporate Officer, Citigroup, Inc.	Audit	II
Haim Saban	61	Chairman and Chief Executive Officer, Saban Capital Group, Inc.	Compensation	III

        The Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors. The term of the Class III directors expires on the date of the Annual Meeting, the term of the Class I directors expires on the date of the 2007 annual meeting and the term of the Class II directors expires on the date of the 2008 annual meeting. Directors are elected for a term of three years.

        Set forth below is a brief biography of the current members of the Board of Directors other than the Class III directors. The biographies of those Class III directors nominated for election are provided beginning on page 13.

Director Biographies

        Neil R. Austrian.    Class I—Term expires 2007

        Mr. Austrian has served as a Director and as Chairman of the Nominating and Corporate Governance Committee since December 22, 2003. Mr. Austrian is a private investor. He served as the interim Chairman and Chief Executive Officer of Office Depot, Inc. from October 2004 until March 2005 and continues to serve as a Director. Mr. Austrian served as President and Chief Operating Officer of the National Football League from 1991 until 1999. Prior to that, he was a Managing Director of Dillon, Read & Co., Inc. from 1987 until 1991.

        Ralph F. Boyd, Jr.    Class II—Term expires 2008

        Mr. Boyd has served as a Director of the Company and as a member of the Company's Audit Committee and the Nominating and Corporate Governance Committee since December 22, 2003. Since February 2005, Mr. Boyd has served as the Executive Vice President/Community Relations of Freddie Mac, the Chairman of the Freddie Mac Foundation, and a Director of the Home Ownership Funding Corporation I and II, two real estate investment trust affiliates of Freddie Mac. Prior to that, Mr. Boyd was the General Counsel of Freddie Mac from April 2004 to February 2005. From 2003 through March 2004, Mr. Boyd was a senior litigation partner in the Washington DC office of the law firm of Alston & Bird, LLP. Mr. Boyd was an Assistant Attorney General of the United States for Civil Rights in the U.S. Department of Justice from 2001 until 2003. He was counsel and then a partner in the trial department of the Boston law firm of Goodwin Procter LLP from 1997 until 2001. Mr. Boyd also served as an Assistant U.S. Attorney in the Criminal Division of the Boston U.S. Attorney's Office from 1991 until 1997. Mr. Boyd currently serves as the U.S. Member on the Elimination of all forms of Racial Discrimination, a Geneva-based United Nations human rights treaty compliance body; he is also a Trustee of the National Housing Partnership Foundation.

        James M. Cornelius.    Class II—Term expires 2008

        Mr. Cornelius has served as a Director and a member of the Audit Committee since 2000 and has served as Chairman of the Audit Committee since 2003. He served as a member of the Compensation Committee from 2000 to 2003. Since November 2005, Mr. Cornelius has served as the Chairman of the Board and Chief Executive Officer of Guidant Corporation, where he served as a Non-Executive Chairman from 2000 to November 2005 and as a Director since 1994. Previously, he served as Executive Chairman of Guidant Corporation from 1995 until 2000. Mr. Cornelius is also a Director of Chubb Corporation, Given Imaging Ltd. and Bristol-Meyers Squibb.

        David F. DeVoe.    Class II—Term expires 2008

        Mr. DeVoe has served as a Director of the Company since December 22, 2003. In addition, he has served as a Director and Chief Financial Officer of News Corporation since 1990. Mr. DeVoe has served as Senior Executive Vice President of News Corporation since 1996 and was Executive Vice President from 1990 until 1996. Mr. DeVoe has been a Director of News America Incorporated ("News America") since 1991, its Senior Executive Vice President since 1998 and served as its Executive Vice President from 1991 until 1998. Mr. DeVoe has been a Director of Fox Entertainment Group, Inc. ("Fox Entertainment") since 1991 and Senior Executive Vice President and Chief Financial Officer since 1998. Mr. DeVoe has been a Director of STAR Group Ltd. ("STAR") since 1993, a Director of British Sky Broadcasting plc ("BSkyB") since 1994, a Director of NDS Group, Inc. ("NDS") since 1996 and a Director of Gemstar-TV Guide International, Inc. ("Gemstar-TV Guide") since 2001.

        Charles R. Lee.    Class I—Term expires 2007

        Mr. Lee has served as a Director and a member of the Compensation Committee and Nominating and Corporate Governance Committee since December 22, 2003, and Chairman of the Compensation Committee since February 2006. From April 2002 to December 2003, Mr. Lee served as the non-executive Chairman of Verizon Communications, Inc. ("Verizon"). From 2000 through 2002, Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon. Previously, Mr. Lee served as Chairman of the Board of Directors and Chief Executive Officer of GTE Corporation. Mr. Lee is also a Director of The Procter & Gamble Company, United Technologies Corporation, United States Steel Corporation and Marathon Oil Corporation.

        K. Rupert Murdoch.    Class I—Term expires 2007

        Mr. Murdoch has served as Chairman of the Board of Directors since December 22, 2003, and has been Chairman of the Board of Directors and Chief Executive Officer of News Corporation since 1979. He has been a Director of News Limited, News Corporation's principal subsidiary in Australia, since 1953, a Director of News International Limited, News Corporation's principal subsidiary in the United Kingdom, since 1969 and a Director of News America since 1973. Mr. Murdoch has been a Director of STAR since 1993 and served as Chairman of STAR from 1993 to 1998. Mr. Murdoch has been a Director of Fox Entertainment since 1985, Chairman since 1992 and Chief Executive Officer since 1995. Mr. Murdoch has served as a Director of BSkyB since 1990 and Chairman since 1999. Mr. Murdoch has served as a Director of Gemstar-TV Guide since 2001.

        Nancy S. Newcomb.    Class II—Term expires 2008

        Ms. Newcomb has served as a Director of the Company since February 7, 2006, and serves as a member of the Audit Committee. Ms. Newcomb served as senior corporate officer, risk management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, as division executive, Latin America, from September 1993 to December 1995 and as principal financial officer from January 1988 to August 1993. Ms. Newcomb currently serves as a Director of Moody's Corporation and Sysco Corporation. Ms. Newcomb is a member of the Governing Council of the Van Leer Group Foundation, the Netherlands, and is co-chair of the Board of the New York Historical Society.

DIRECTOR COMPENSATION

        Only independent directors receive payments for serving on the Board. Independent directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Non-employee directors are not eligible to participate in the executive incentive program, savings program, or any of the retirement programs for the Company's employees. The independent directors are permitted to participate in The DIRECTV Group, Inc. Deferred Compensation Plan for Non-Employee Directors, or the Directors Deferred Compensation Plan as described below. In 2005, no director elected to defer compensation under this plan. Other than as described in this section, there are no separate benefit plans for directors.

        Compensation paid to independent directors is as follows:

Annual Retainer	$60,000
Audit Committee Chair	$25,000
Other Committee Chair	$20,000
Audit Committee Member	$15,000
Other Committee Member	$10,000

        In addition, each independent director receives an annual grant of 4,000 restricted stock units, 25% of which vest beginning on January 1 of the year following the year in which the award is granted and for each of the following three years and are issued in equal increments over a four-year period. If a director resigns or is removed from the board before the end of the calendar year in which the award is granted, the Restricted Stock Units ("RSUs") from that grant are forfeited. If the director completes that year of service, the RSUs will continue to vest and be distributed as described above even if the director ceases to serve on the Board of Directors prior to the end of the four-year period. If a director dies, all unvested RSUs will vest immediately and be distributed as soon as practicable.

        The Directors Deferred Compensation Plan is a pre-tax savings plan. A Director may elect to save any combination of cash retainers and fees (up to 100%) and equity compensation (up to 100%) or elect not to participate at all. Participation in the Directors Deferred Compensation Plan is voluntary and is limited to the non-employee members of the Board of Directors. All elections apply to future compensation only and may be changed annually.

        Deferrals of cash retainers and meeting fees may be credited to an interest bearing account or converted to RSUs. The interest bearing account earns interest at an average US Treasury 10-year Bond rate. The rate is fixed each October for the upcoming Plan year at 100% of this bond rate. The 2005 interest rate was 4.105% and no portion of the interest was above market rates. Cash compensation deferred into the RSU account is accumulated and at the end of the year is converted to RSUs at the average daily closing price of the Common Stock for the year. The value of the RSUs rises and falls with the market value of the Common Stock. The use of RSUs is for recordkeeping purposes; only cash and no shares will be paid out from this alternative. Dividend equivalents, if any, will be accumulated and at the end of the year will be converted to RSUs at the average daily closing price of the Common Stock for the year.

        Deferrals of equity compensation are converted to RSUs. The value of the RSUs rises and falls with the market value of the Common Stock. Only shares of stock will be paid from this account. Dividend equivalents, if any, will be accumulated and at the end of the year will be converted to RSUs at the average daily closing price of the Common Stock for the year.

        Payments are made annually in January, beginning with the first January following the Director's cessation of service on the Board. The Directors Deferred Compensation Plan is not funded and participants are unsecured general creditors of the Company. Plan payments are not protected from Company insolvency or bankruptcy. Further, the Directors Deferred Compensation Plan is not a qualified pension plan and benefits cannot be rolled over to an IRA or other qualified pension plan.

        No Director contributed to the Directors Deferred Compensation Plan for 2005. Messrs. Cornelius and Lund have account balances from participation in prior years.

        Each Director receives complimentary DIRECTV service and may select any programming provided by DIRECTV. In 2005, the programming was valued at $2,732 for Mr. Austrian, for Mr. Boyd $2,413, for Mr. Chernin $3,547, for Mr. Cornelius $2,811, for Mr. DeVoe $2,505, for Mr. Lee $3,100, for Mr. Lund $3,383, for Mr. Murdoch $6,216, and for Mr. Saban $5,775. The IRS requires the value of the programming to be reported as taxable income for each Director. To maintain the complimentary intent of this program, a cash payment is made to each Director such that, after taxes, there would be no expense to the Director; in 2005, the cash payment to Mr. Austrian was $2,422, for Mr. Boyd $2,140, for Mr. Chernin $3,145, for Mr. Cornelius $2,492, for Mr. DeVoe $2,221, for Mr. Lee $2,749, for Mr. Lund $3,000, for Mr. Murdoch $5,512, and for Mr. Saban $5,122.

        The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide for indemnification of the Company's directors and officers and the Company maintains director and officer liability insurance.

        Total compensation paid for 2005 by the Company to the Directors specifically for their services on the Board of Directors is as follows:

2005 DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Stock Incentive Plan Compensation ($)	All Other Compensation ($)(2)
Neil R. Austrian	80,004	58,840	0	0	5,154
Ralph F. Boyd, Jr.	84,996	58,840	0	0	4,553
Chase Carey	0	0	0	0	0
Peter F. Chernin	0	0	0	0	6,692
James M. Cornelius	84,996	58,840	0	0	5,303
David F. DeVoe	0	0	0	0	4,726
Charles R. Lee	80,004	58,840	0	0	5,849
Peter A. Lund	98,004	58,840	0	0	6,383
K. Rupert Murdoch	0	0	0	0	11,728
Nancy S. Newcomb(3)	0	0	0	0	0
Haim Saban	70,008	58,840	0	0	10,897

(1)
Represents 4,000 RSUs granted to each independent Director as described above valued at $14.71 which was the closing price of Common Stock on February 8, 2005, the date that the grant was approved by the Board and the Compensation Committee.

(2)
Includes value of complimentary DIRECTV service and tax gross-up payments.

(3)
Ms. Newcomb was elected to the Board on February 7, 2006.

COMMITTEES OF THE BOARD OF DIRECTORS

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently has three members all of whom are independent directors as defined by the NYSE. The Nominating and Corporate Governance Committee met two times in 2005. The Nominating and Corporate Governance Committee is responsible for taking a leadership role in shaping the corporate governance of the Company and is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and to periodically review and recommend changes to those guidelines, including an annual review of the Company's Code of Ethics and Business Conduct and the Company's Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers. It also researches and recommends candidates for membership on the Board, considers whether to nominate incumbent members for reelection, makes recommendations to the Board as to the determination of director independence and recommends to the Board retirement policies for Directors. The Nominating and Corporate Governance Committee also makes recommendations concerning committee memberships, rotation, and chairs, and sets the agendas for the executive sessions of the independent directors. The current charter of the Nominating and Corporate Governance Committee may be accessed on the Company's website at www.directv.com. A paper copy of the charter may be obtained by contacting the Corporate Secretary as provided on page 38.

        Membership: Neil R. Austrian, Chair; Ralph F. Boyd, Jr.; Charles R. Lee

Audit Committee

        The Audit Committee is a separately designated standing committee of the Board and currently has four members all of whom are independent directors as defined by the NYSE. Nancy S. Newcomb was appointed to the Audit Committee effective February 7, 2006, and did not participate in any of the Audit Committee meetings in 2005. The Audit Committee met seven times in 2005. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (a) for the financial reports and other financial information provided by the Company to the stockholders and others, (b) the effectiveness of the Company's system of internal controls, (c) the Company's compliance with legal and regulatory requirements, (d) the outside auditor's qualifications and independence and (e) the performance of the Company's internal audit function and outside auditors. In addition, the Audit Committee is responsible for the procedures for the employee Code of Ethics and Standards of Business Conduct and to review and decide upon proposed transactions with related parties. James M. Cornelius serves as the Audit Committee's financial expert as required by the NYSE and satisfies the standard for "audit committee financial expert" under the Sarbanes-Oxley Act of 2002. Mr. Cornelius serves on the audit committees of three other companies. The Board has considered this matter and has determined that such simultaneous service does not impair his ability to perform his obligations as the Chairman of our Audit Committee. The charter of the Audit Committee, approved by the Board, may be accessed on the Company's website at www.directv.com. A paper copy of the charter may be obtained by contacting the Corporate Secretary as provided on page 38.

        Membership: James M. Cornelius, Chair; Ralph F. Boyd, Jr.; Peter A. Lund; Nancy S. Newcomb

Compensation Committee

        The Compensation Committee currently has three members, all of whom are independent directors as defined by the NYSE. The Compensation Committee met two times in 2005. The Compensation Committee determines the compensation of the Chief Executive Officer and other elected officers of the Company, and approves and administers all equity-based plans. It assists the Board regarding recruitment of elected officers and development of retention, termination and severance policies and procedures for elected officers. The Compensation Committee reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board. The Compensation Committee periodically reviews the adequacy of its charter and recommends any proposed changes to the Board for approval. Except for the standard compensation received in connection with service on the Board and its committees, the members of the Compensation Committee are not eligible to participate in any of the compensation plans or programs it administers. The charter of the Compensation Committee may be accessed on the Company's website at www.directv.com. A paper copy of the charter may be obtained by contacting the Corporate Secretary as provided on page 38.

        Membership: Charles R. Lee, Chair; Peter A. Lund; Haim Saban

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes. The term of the members in Class III expires on the date of the Annual Meeting. The term of the members of Class I expires on the date of the 2007 annual meeting and the term of the members of Class II expires on the date of the 2008 annual meeting. You will be voting only on the election of nominees to serve as members of Class III. There are four such nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Each nominee has consented to serve if elected. The Board has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board.

        The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board and is based on the records of the Company and information furnished to it by such persons. Please refer to the table titled "Security Ownership of Directors, Named Executive Officers and Certain Other Beneficial Owners" for information pertaining to stock ownership by the nominees.

Name of Nominee	Age	Position
Chase Carey	52	President and Chief Executive Officer of The DIRECTV Group, Inc.
Peter F. Chernin	54	President and Chief Operating Officer of News Corporation
Peter A. Lund	65	Private Investor
Haim Saban	61	Chairman and Chief Executive Officer of Saban Capital Group, Inc.

BIOGRAPHICAL INFORMATION
OF NOMINEES

        Chase Carey.    Mr. Carey has served as a Director and as the President and Chief Executive Officer of the Company since December 22, 2003. In addition, he has served as a Director of News Corporation since November 2004, Executive Director of News Corporation from 1996 to November 2004 and a consultant to News Corporation from 2002 to 2003. Mr. Carey served as Co-Chief Operating Officer of News Corporation from 1996 until 2002. Mr. Carey served as a Director, President and Chief Executive Officer of Sky Global Networks, Inc. from 2001 until 2002. Mr. Carey served as a Director of Fox Entertainment from 1992 until 2002 and served as Co-Chief Operating Officer from 1998 until 2002. Mr. Carey was Chairman and Chief Executive Officer of Fox Television from 1994 until 2000. Mr. Carey was a Director of News America from 1998 until 2002, President and Chief Operating Officer from 1998 until 2002 and Executive Vice President from 1996 to 1998. Mr. Carey served as a Director of STAR from 1993 until 2002, a Director of NDS from 1996 until 2002 and a Director of Gemstar-TV Guide from 2000 until 2002. Mr. Carey has been a Director of BSkyB since February 2003. Mr. Carey is a Director of Yell Finance B.V. and is a Trustee Emeritus of Colgate University. Mr. Carey is currently a Director of Gateway, Inc. but will not stand for re-election when his term expires in May 2006.

        Peter F. Chernin.    Mr. Chernin has served as a Director of the Company since December 22, 2003. In addition, he has served as a Director and President and Chief Operating Officer of News Corporation since 1996. Mr. Chernin has been a Director and the President and Chief Operating Officer of Fox Entertainment since 1998. Mr. Chernin has been a Director and the Chairman and Chief Executive Officer of News America since 1996. Mr. Chernin served as Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 to 1996 and in various executive capacities at Fox subsidiaries since 1989. Mr. Chernin has served as a Director of Gemstar TV-Guide since 2002 and was a Director of TV Guide, Inc. from 1999 to 2000. Mr. Chernin has served as a Director of American Express Company since January 2006.

        Peter A. Lund.    Mr. Lund has served as a Director of the Company since 2000 and serves as a member of the Compensation Committee and the Audit Committee since 2000. Mr. Lund served as Chairman of the Compensation Committee from December 2003 to February 2006. Mr. Lund is a private investor and media consultant and is also a Director of Crown Media Holdings, Inc. and Emmis Communications Corporation.

        Haim Saban.    Mr. Saban has served as a Director of the Company since December 2004 and serves as a member of the Compensation Committee. Mr. Saban has served as Chairman and Chief Executive Officer of Saban Capital Group, Inc. since 2001. Mr. Saban also currently serves as Chairman of the Supervisory Board of ProSiebenSat.1 Media AG and is a member of the Board of Directors of Television Francaise 1. Mr. Saban has also served as Chief Executive Officer and Chairman of the Board of Directors of KSF Corp. since 2003. Mr. Saban previously served as Chairman and Chief Executive Officer of Fox Family Worldwide from 1997 to 2001.

The Board of Directors recommends that the stockholders vote "FOR" the election of each of the nominees named above for election to the Board of Directors.

EXECUTIVE OFFICERS

        The names and ages of the executive officers of the Company as of April 10, 2006, their positions with the Company and the date of their election to that office are as follows:

Executive Officers	Age	Position	Date of Election
K. Rupert Murdoch	75	Chairman of the Board of Directors	12/22/03
Chase Carey	52	President and Chief Executive Officer	12/22/03
Bruce B. Churchill	48	Executive Vice President, President and Chief Executive Officer of DIRECTV Latin America, LLC and President—New Ventures	1/28/04
Larry D. Hunter	56	Executive Vice President, Legal and Human Resources, General Counsel and Corporate Secretary	1/28/04
Michael W. Palkovic	48	Executive Vice President and Chief Financial Officer	3/16/05
Romulo Pontual	46	Executive Vice President and Chief Technology Officer	1/28/04
Patrick T. Doyle	50	Senior Vice President, Controller, Treasurer and Chief Accounting Officer	3/3/04

        The Board of Directors elected each of the above executive officers. Executive officers of the Company serve at the discretion of the Board of Directors and may be removed at any time by the Board with or without cause.

        Bruce B. Churchill.    Mr. Churchill currently serves as the Executive Vice President of the Company, President—New Ventures and as President and Chief Executive Officer of the DIRECTV Latin America business. He served as Chief Financial Officer of the Company from January 2004 until March 2005. Prior to joining the Company, Mr. Churchill served as President and Chief Operating Officer of STAR, a position he held beginning in May 2000. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television.

        Larry D. Hunter.    Mr. Hunter currently serves as Executive Vice President, Legal and Human Resources, General Counsel and Corporate Secretary of the Company. He has served as Senior Vice President from June 2001 to January 2004 and as General Counsel since December 2002. He was named Associate General Counsel in June 2001 and was named Corporate Vice President in August 1998. Mr. Hunter served as Chairman and Chief Executive Officer of DIRECTV Japan from 1998 until 2001.

        Michael W. Palkovic.    Mr. Palkovic currently serves as the Executive Vice President and Chief Financial Officer of the Company and is the Executive Vice President and Chief Financial Officer of the DIRECTV U.S. business where he served as Senior Vice President from July 2001 to February 2004 and as Chief Financial Officer since July 2001. Mr. Palkovic joined DIRECTV in 1996. Prior to joining the Company, Mr. Palkovic held various positions at Times Mirror Cable Television.

        Romulo Pontual.    Mr. Pontual currently serves as Executive Vice President and Chief Technology Officer of the Company. Prior to joining the Company, Mr. Pontual served as Executive Vice President, Television Platforms at News Corporation since 1996.

        Patrick T. Doyle.    Mr. Doyle currently serves as Senior Vice President, Treasurer, Controller and Chief Accounting Officer of the Company. He was appointed Corporate Vice President and Controller in July 2000 and Treasurer in June 2001. Previously, Mr. Doyle served as Vice President, Taxes from October 1996 to July 2000 and was given the additional responsibility of Corporate Development in June 1997.

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN OTHER BENEFICIAL OWNERS

        The beneficial ownership as of April 10, 2006 of Common Stock for each current director and nominee for director, each named executive officer, and all current directors and officers as a group are shown in the following table. Except for Mr. Murdoch, who may be deemed to beneficially own approximately 36.8% of the Common Stock of the Company as described below, each of the individuals listed below, as well as all of the current directors and officers as a group (excluding Mr. Murdoch), own less than 1% percent of the outstanding shares and voting power of Common Stock.

Name	Shares Beneficially Owned		Deferred Stock Units		Stock Options(1)
K. Rupert Murdoch	470,420,752	(2)	0		0
Neil R. Austrian	2,000	(3)	0		0
Ralph F. Boyd, Jr.	2,000	(3)	0		0
Chase Carey	1,354	(6)	0		1,883,764
Peter F. Chernin	0		0		0
James M. Cornelius	167,856	(3)	7,984	(4)	12,775	(4)
David F. DeVoe	0		0		0
Charles R. Lee	42,000	(3)	0		0
Peter A. Lund	2,000	(3)	12,334	(4)	5,000	(4)
Nancy S. Newcomb	6,000		0		0
Haim Saban	4,950	(3)(5)	0		0
Bruce B. Churchill	1,591	(6)	0		0
Larry D. Hunter	41,425	(6)	0		697,302
Michael W. Palkovic	17,791	(6)	0		149,000
Romulo Pontual	1,566	(6)	0		0
All Directors and Executive Officers as a group	470,725,111		20,318		3,327,124

(1)
Includes all options exercisable, whether or not having current value, within 60 days of April 10, 2006.

(2)
Fox Entertainment is the record and beneficial owner of an aggregate of 470,420,752 shares of Common Stock, representing an approximately 36.8% interest in the Company as of April 10, 2006 ("Fox Owned Shares"). Fox Entertainment is a wholly owned subsidiary of News Corporation and therefore News Corporation is the beneficial owner of the Fox Owned Shares. As disclosed in News Corporation's Form 10-Q for the fiscal quarter ended December 31, 2005, filed with the Securities and Exchange Commission on February 9, 2006, as a result of Mr. Murdoch's ability to appoint certain members of the board of directors of the corporate trustee of the A.E. Harris Trust, which beneficially owns 2.7% of News Corporation's Class A Common Stock and 29.4% of its Class B Common Stock, Mr. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the A.E. Harris Trust. Mr. Murdoch, however, disclaims any beneficial ownership of those shares. Also, Mr. Murdoch beneficially owns an additional 0.7% of News

  Corporation Class A Common Stock and 1.1% of its Class B Common Stock. Thus, Mr. Murdoch may be deemed to beneficially own in the aggregate 3.4% of News Corporation's Class A Common Stock and 30.5% of its Class B Common Stock.

(3)
Includes the second of four annual distributions of 500 shares in connection with the 2004 grant of 2,000 restricted stock units, and the first of four annual distributions of 1,000 shares in connection with the 2005 grant of 4,000 restricted stock units. Mr. Saban did not participate in the 2004 grant and Ms. Newcomb did not participate in the 2004 or 2005 grants.

(4)
Issued under the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors.

(5)
Includes indirect shares held in a wholly-owned company and shares held indirectly through a partnership.

(6)
Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV Thrift and Savings Plan as of April 10, 2006. Shares are owned pursuant to Rule 16b-3 exempt employee savings plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Federal securities law requires that directors and certain officers of the Company report to the SEC and the Company, within certain periods, how many shares of the Company's equity securities they own and if they conducted any transactions in that stock. Based upon information furnished by these stockholders, the Company believes that all required filings for 2005 and prior years have been made in a timely manner.

CERTAIN BENEFICIAL OWNERS

        The following table gives information about each entity known to the Company to be the beneficial owner of more than 5% of Common Stock as of April 10, 2006. The shares listed below do not include the Common Stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive may serve as a director or trustee.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
News Corporation 1211 Avenue of the Americas New York, New York 10036	470,420,752	(2)	36.8%
U.S. Trust Corporation United States Trust Company of New York 114 West 47th Street New York, New York 10036	115,289,504	(3)	9.0%
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	86,988,277	(4)	6.8%
Legg Mason Capital Management, Inc. 100 Light Street Baltimore, MD 21202	76,339,127	(5)	6.0%

(1)
Based upon 1,276,968,119 shares outstanding as of April 10, 2006.

(2)
See footnote 2 on page 15 for further information concerning beneficial ownership.

(3)
Information based solely on Schedule 13G filed by the stockholder with the SEC on March 10, 2006, which reflects ownership as of February 28, 2006. Of the total shares held by U.S. Trust, 115,159,785 shares are held as the independent trustee for the General Motors Employee Benefit Plans or Benefit Plans. Of the shares held, the stockholder has sole voting power as to 115,262,228 shares (including all shares held on behalf of the Benefit Plans), shared voting power as to 1,559 shares, sole dispositive power as to 115,263,060 shares (including all shares held on behalf of the Benefit Plans) and shared dispositive power as to 20,682 shares.

(4)
Information based solely on Schedule 13G filed by Southeastern Asset Management, Inc. as an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 with the SEC on February 10, 2006, which reflects ownership as of December 31, 2005. Of the total shares held, the stockholder has sole voting power as to 49,019,523 shares, shared voting power as to 28,510,400 shares, no voting power as to 9,458,354 shares, sole dispositive power as to 58,435,469 shares, shared dispositive power as to 28,510,400 shares and no dispositive power as to 42,408 shares.

(5)
Information based solely on Schedule 13G filed by the stockholder with the SEC on February 14, 2005, which reflects ownership of a group consisting of Legg Mason Capital Management, Inc., Legg Mason Funds Management, Inc. and Legg Mason Focus Capital, Inc., as of December 31, 2005. All shares held are subject to shared power to vote or to direct the vote and all shares held are subject to shared power to dispose or to direct the disposition of the shares. The Schedule 13G further states that various accounts managed by the investment advisers identified therein have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of, the Company.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

        The table below sets forth the cash compensation, as well as certain other compensation, paid or accrued by the Company for each of the past three years for Mr. Carey and each of the Company's other four most highly compensated executive officers who were serving as executive officers as of December 31, 2005. The persons named in the table below are referred to collectively as the "Named Executive Officers."

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Comp. ($)	Restricted Stock Awards ($)	Stock Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Chase Carey President and Chief Executive Officer	2005 2004 2003	2,076,000 2,000,000 0	2,958,000 3,500,000 0	122,039 52,789 0	0 19,994,000 0	0 1,883,764 0	0 0 0	236,949 83,038 0
Bruce B. Churchill Executive Vice President, President and Chief Executive Officer of DIRECTV Latin America, LLC and President—New Ventures	2005 2004	985,434 939,078	950,000 950,000	50,577 0	882,600 922,800	0 0	0 0	81,513 42,544
Larry D. Hunter Executive Vice President, Legal and Human Resources, General Counsel and Corporate Secretary	2005 2004 2003	674,225 660,575 425,048	420,000 450,000 518,000	56,930 0 0	735,500 653,650 0	0 0 0	152,928 217,377 72,372	49,886 1,301,079 1,281,089
Romulo Pontual Executive Vice President and Chief Technology Officer	2005 2004	724,555 691,946	350,000 375,000	50,577 0	661,950 653,650	0 0	0 0	47,303 27,825
Michael W. Palkovic Executive Vice President and Chief Financial Officer	2005 2004 2003	625,783 440,392 270,940	400,000 324,006 456,000	0 0 0	588,400 698,400 165,000	0 0 0	177,021 99,020 30,318	22,087 499,790 486,172

Notes to the Summary of Cash and Other Compensation Table

        Salary.    In connection with compensation shown for 2003, Mr. Carey began his service effective on December 22, 2003, but did not receive or accrue any compensation from the Company during calendar year 2003. Messrs. Churchill and Pontual began their service in 2004.

        Bonus.    Amounts shown in the column called "Bonus" for 2005 and 2004 represent bonuses earned under the DIRECTV Group Executive Officer Cash Bonus Plan and for 2003 under the Hughes Electronics Annual Incentive Plan, in each case for performance during the year, but actually paid in the subsequent year.

        Other Annual Comp.    Amounts shown in the column called "Other Annual Comp." include (i) perquisites if in total they exceed the lesser of $50,000 or 10% of annual salary plus bonus and (ii) reimbursed taxes. For Mr. Carey, the amount shown includes $71,462 (including $488 for reimbursed taxes) related to personal use of the Company aircraft and $35,701 for Company contributions to the Executive Medical Plan. For Messrs. Churchill, Hunter, Pontual and Palkovic, the amount shown includes Company contributions to the Executive Medical Plan of $35,071, $30,774, $35,071 and $35,071, respectively. The amount reported for personal use of the Company aircraft by Mr. Carey is our best calculation of the incremental cost to the Company including: the average cost of fuel, in-flight catering, landing, hangar and parking fees, other variable fees and crew travel expenses. Since our aircraft is primarily used for business travel, we do not include ownership costs or aircraft maintenance expenses that do not change based on usage. The Board encourages Mr. Carey to use the Company aircraft even for personal travel to ensure his personal safety and to maximize his availability and the time available for Company business.

        Restricted Stock Awards.    Amounts shown in the column called "Restricted Stock Awards" represent the value on the grant date of restricted stock units ("RSUs") awarded to the Named Executive Officers. Mr. Carey received a grant of 1.3 million RSUs in 2004 that will vest based on Company performance on December 31, 2007; no additional grants are contemplated for the remainder of the term of his employment agreement and he received no RSU grants in 2005.

        The RSUs for 2005 in this column were granted on February 8, 2005, and are shown valued at the $14.71 per share closing stock price of the Common Stock on that date. The units granted to Messrs. Churchill, Hunter, Pontual and Palkovic in 2005 will vest on December 31, 2007. The RSUs for 2004 in this column were granted on March 15, 2004, and are shown valued at the $15.38 per share closing stock price of the Common Stock on that date. The units granted to Messrs. Churchill, Hunter, Pontual and Palkovic in 2004 will vest on December 31, 2006. The number of units that vest, in each case, is contingent upon Company performance as discussed in the section of this proxy statement entitled "Projected Long-Term Incentive Plan—Awards in 2005."

        The RSUs for 2003 in this column were granted to Mr. Palkovic on March 14, 2003, and are shown valued at the fair market value of $10.00 per share based on the average stock price of the Common Stock on that date.

        The numbers of aggregated RSUs at December 31, 2005, for the Named Executive Officers are as follows: for Mr. Carey 1,300,000 shares, for Mr. Churchill 120,000 shares, for Mr. Hunter 92,500 shares, for Mr. Pontual 87,500 shares and for Mr. Palkovic 88,250 shares. Based on the $14.12 per share closing stock price of the Common Stock on December 31, 2005, the aggregated RSUs would be valued as follows: for Mr. Carey $18,356,000, for Mr. Churchill $1,694,400, for Mr. Hunter $1,306,100, for Mr. Pontual $1,235,500 and for Mr. Palkovic $1,246,090.

        No dividends or dividend equivalent payments are paid on RSUs. However, if the Company elects to pay dividends to stockholders during the Performance Period, the Compensation Committee may

approve dividend equivalents on the RSUs underlying these awards. Dividend equivalents, if any, would be paid at the same time as the RSUs to which they relate are paid.

        Stock Options.    Amounts shown in the column called "Stock Options" include options granted to purchase shares of Common Stock. No stock options or stock appreciation rights were granted to the Named Executive Officers in 2005. Mr. Carey's options in 2004 were granted in connection with his agreement to surrender certain News Corporation options granted prior to his employment with the Company, and such option grants from the Company were substantially equivalent in vesting, expiration dates and other terms to the News Corporation options he surrendered.

        LTIP Payouts.    Amounts shown in the column called "LTIP Payouts" represent awards earned under the Company's Long-term Achievement Plan ("LTAP") for the performance periods ending December 31, 2003, 2004 and 2005, respectively, but actually paid in the subsequent year. Under the LTAP, shares of the Company's Common Stock were conditionally awarded as target awards at the beginning of three-year performance periods ending December 31, 2003, 2004 and 2005. Performance for the listed years was measured using total stockholder return targets relative to a list of competitor companies established for the LTAP by the Compensation Committee. This performance payment for the 2003-2005 LTAP is the final payment under the LTAP plan; beginning in 2004, the LTAP was replaced by the annual RSU grant plan that is described in the section "Long Term Incentive Awards" below. For Mr. Palkovic, the amount shown in 2005 includes the $124,204 value of RSUs that were distributed on March 14, 2005, and represented the first 50% installment of the 2003 RSU award; the second 50% of the RSUs was distributed on March 14, 2006.

        All Other Compensation.    Amounts shown in the column called "All Other Compensation" represent payments made for company-matching contributions to savings plans and employee welfare benefit plans, complimentary DIRECTV service, unused holiday pay and special awards.

        Company-matching contributions to savings plans in 2005 for the Named Executive Officers were: Mr. Carey—$222,925; Mr. Churchill—$77,223; Mr. Hunter—$45,413; Mr. Pontual—$43,963; and Mr. Palkovic—$8,892. Company contributions to employee welfare benefit plans in 2005 for the Named Executive Officers were: Mr. Carey—$10,381; Mr. Churchill—$2,775; Mr. Hunter—$3,285; Mr. Pontual—$1,182; and Mr. Palkovic—$1,275. The value of complimentary DIRECTV service provided in 2005 for the Named Executive Officers was: Mr. Carey—$3,643; Mr. Churchill—$1,515; Mr. Hunter—$1,188; Mr. Pontual—$1,658; and Mr. Palkovic—$1,535.

        Mr. Palkovic received $10,385 as compensation for unused holiday pay that had accrued prior to and was paid out upon his appointment as an executive officer and Mr. Pontual received $500 from an employee patent award program.

        The amounts for Mr. Hunter and Mr. Palkovic include payments made in each of 2003 and 2004 under the Hughes Retention Bonus Plan of $1,250,000 and $475,000, respectively.

Stock Options

        No stock options or stock appreciation rights (SARs) were granted to the Named Executive Officers or any other person during 2005.

        The following table provides information as to options to purchase shares of the Common Stock exercised by each of the Named Executive Officers in 2005 and the value of options held by them at December 31, 2005.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

			Number of Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1) ($)
	Number of Shares Acquired on Exercise
Named Executive		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Chase Carey	0	0	1,883,764	0	0	0
Bruce B. Churchill	0	0	0	0	0	0
Larry D. Hunter	0	0	697,302	0	$265,409	0
Romulo Pontual	0	0	0	0	0	0
Michael W. Palkovic	0	0	149,000	0	0	0

(1)
Calculated on the basis of the difference between the option grant price and the closing price of the Common Stock on the NYSE on December 31, 2005, which was $14.12 per share.

Long-Term Incentive Awards

        The following table sets forth information with respect to potential payouts to the Named Executive Officers pursuant to the 2004 Stock Plan. The awards are Special Performance-Based Awards denominated in RSUs, with final payment, if any, in shares of Common Stock or cash equivalents at the discretion of the Compensation Committee. Generally, awards are made annually and are based on a three-year performance period. Mr. Carey received a grant for a four-year performance period beginning in 2004 and ending December 31, 2007, and no additional awards are contemplated during the remainder of the term of his employment agreement.

        The value of an RSU award varies with the Company's performance and the market price of the underlying stock. The number of shares that can be earned will not exceed 100% of the original award and the Compensation Committee reserves the discretion to reduce payments or otherwise adjust downward restricted stock unit awards in accordance with the 2004 Stock Plan. If the Company pays dividends to stockholders during the Performance Period, the Compensation Committee may approve dividend equivalents on the restricted stock units underlying these awards. Dividend equivalents, if any, would be paid at the same time as the restricted stock units to which they relate are paid.

        The performance period for the 2005 RSU awards for Messrs. Churchill, Hunter, Pontual and Palkovic is January 1, 2005 to December 31, 2007. For the 2005 RSU awards, the Compensation Committee determined that, for the first year (2005) of the three-year performance period, the Company achieved slightly in excess of the performance targets established by the Compensation Committee in 2005. This performance factor will be averaged with the performance factors in 2006 and 2007, to determine the adjustment factor to be multiplied by the restricted stock units granted to each such executive officer in 2005, which in turn, will be used to establish the number of shares to be issued (or cash equivalent to be paid) to each such executive officer at the end of the three-year performance period.

        For the 2004 RSU awards, the Compensation Committee determined that, for the first year (2004) of the three-year performance period, the Company achieved slightly in excess of the performance targets established by the Compensation Committee in 2004 and for the second year (2005) the Company exceeded the performance targets. These performance factors will be averaged with the performance factor in 2006, to determine the adjustment factor to be multiplied by the RSUs granted to each such executive officer in 2004, which in turn, will be used to establish the number of shares to be issued (or cash equivalent to be paid) to each such executive officer at the end of the three-year performance period.

        In the case of Mr. Carey, the Compensation Committee deferred the decision on the calculation of the adjustment factor for his restricted stock unit awards for the four-year performance period ending December 31, 2007.

Projected Long-Term Incentive Plan—Awards in 2005

			Estimated Future Payouts
	Awards Granted During Year
			Under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights	Performance Period Until Maturation or Payout
Named Executive			Threshold (#)	Target (#)	Maximum (#)
Chase Carey	0	2005-2007	0	0	0
Bruce B. Churchill	60,000	2005-2007	0	60,000	60,000
Larry D. Hunter	50,000	2005-2007	0	50,000	50,000
Romulo Pontual	45,000	2005-2007	0	45,000	45,000
Michael W. Palkovic	40,000	2005-2007	0	40,000	40,000

Pension Plans

        Our Named Executive Officers are eligible for retirement benefits under the Company's Pension Plan and the Salaried Employees Excess Benefit Plan. These plans consist of a Contributory Benefit Program available to employees hired prior to August 1, 1990, a final pay Non-Contributory Benefit Program for employees hired after that date but before December 1, 2001, and a cash balance benefit ("Retirement Growth Benefit Program") established in December 2001 for employees hired after November 30, 2001. The Non-Contributory Benefit Program is a final average pay benefit using the highest 5 out of the last 10 years of covered compensation (generally, base salary plus bonus). The Retirement Growth Benefit Program provides company credits based on 4% of covered compensation and interest credits. All employees named below participating in the Non-Contributory Benefit Program get the better of that benefit or the Retirement Growth Benefit Program.

        As permitted by the Employee Retirement Income Security Act of 1974, the Salaried Employees Excess Benefit Plan is a supplemental plan that pays benefits out of general funds for retirement benefits payable in excess of legislated compensation and benefit limits.

        None of the Named Executive Officers participates in the Contributory Benefit Program. All of the Named Executive Officers participate in the Salaried Employees Excess Benefit Plan.

        Messrs. Hunter and Palkovic participate in the Non-Contributory Benefit Program but will receive the benefit that is better under either the Non-Contributory Benefit Program or the Retirement Growth Benefit Program. Messrs. Carey, Churchill and Pontual participate in the Retirement Growth Benefit Program.

        The following table sets forth the annual benefit for the Non-Contributory Benefit Program based on remuneration and years of service.

Non-Contributory Benefit Program(1)

	Years of Service
Compensation
	5	10	15	20	25	30	35
100,000	5,205	10,410	15,615	20,820	26,025	31,230	36,435
200,000	12,705	25,410	38,115	50,820	63,525	76,230	88,935
300,000	20,205	40,410	60,615	80,820	101,025	121,230	141,435
400,000	27,705	55,410	83,115	110,820	138,525	166,230	193,935
500,000	35,205	70,410	105,615	140,820	176,025	211,230	246,435
600,000	42,705	85,410	128,115	170,820	213,525	256,230	298,935
700,000	50,205	100,410	150,615	200,820	251,025	301,230	351,435
800,000	57,705	115,410	173,115	230,820	288,525	346,230	403,935
900,000	65,205	130,410	195,615	260,820	326,025	391,230	456,435

(1)
Social Security offset for covered compensation estimated at $76,500 per year. Benefits calculated on a straight-line annuity basis payable as of Social Security Retirement Age (age 67) with ten or more years of service.

Years of Service as of December 31, 2005

        The following table sets forth, as of December 31, 2005, the number of years of service (benefit accrual service) and the applicable covered compensation for pension benefit calculation purposes for Messrs. Hunter and Palkovic. Years of service are not a factor in the Retirement Growth Benefit Program so Messrs. Carey, Churchill and Pontual are not included in the following table.

Named Executive	Years of Service	Covered Compensation
Larry D. Hunter	11.3333	$841,045.51
Michael W. Palkovic	8.2500	$569,883.60

Retirement Growth Benefit Program

        Based only on compensation and service through December 31, 2005, and an annual average interest rate of 4.46% applied to accrued amounts, Messrs. Carey, Churchill and Pontual would receive annual annuities payable starting at age 65 of $44,815, $20,107, and $13,884 respectively, under the Retirement Growth Benefit Program. However, assuming Messrs. Carey, Churchill and Pontual continue to work for the Company until and retire at age 65 and applying an average annual interest rate of 4.46% to the existing account balances, assumed annual salary increases each January of 3% and assumed future bonuses, Messrs. Carey, Churchill and Pontual would receive annual annuities payable starting at the age of 65 of $355,487, $197,177 and $138,750, respectively, under the Retirement Growth Benefit Program.

Deferred Compensation Plan

        The DIRECTV Group, Inc. Executive Deferred Compensation Plan, or Deferred Compensation Plan, is a pre-tax savings plan in addition to what may be available in the Company's 401K Plan and Excess Savings Plan.

        Participation in the Deferred Compensation Plan is limited to senior management or highly compensated employees of DIRECTV Group or its subsidiaries as determined by the CEO and who satisfy certain income or net worth thresholds. An executive may elect to save annually any combination of base salary (up to 50%), bonus (up to 80%) and long-term incentive awards including stock awards (up to 80%), or elect not to participate at all. The Company provides a 4% match on base salary and bonus contributions. Company-matching vests 100% at the end of three years of service and not before. There is no pro rata vesting.

        At this time, there are two investment funds available in connection with the Deferred Compensation Plan. Cash deferrals from base salary, bonus and cash long-term incentive awards earn interest at an average US Treasury 10-year Bond rate. The rate is fixed each October for the upcoming Plan year. Currently, the Company provides a rate of 120% of this bond rate. The 2005 interest rate was 4.926% and no portion of the interest is above market rates. Stock contributions are maintained as stock units. The value of stock units rises and falls with the market value of DIRECTV common stock.

        The Deferred Compensation Plan is not funded and participants are unsecured general creditors of the Company. Benefit payments are not protected from Company insolvency or bankruptcy. Further, the Deferred Compensation Plan is not a qualified pension plan and benefits cannot be rolled over to an IRA or other qualified pension plan.

        As of December 31, 2005, Mr. Hunter is the only Named Executive Officer that had elected to participate in this plan.

Agreements with Former Executive Officers

        On March 7, 2005, Mitchell Stern ceased to serve as President and Chief Executive Officer of DIRECTV Holdings LLC ("DIRECTV Holdings"), a wholly-owned subsidiary of the Company. Effective April 1, 2005, his employment under the employment agreement dated as of January 1, 2004, among the Company, DIRECTV Holdings and Mr. Stern terminated. Pursuant to his employment agreement and the related Performance Stock Unit Award Agreement between the Company and Mr. Stern dated as of March 16, 2004, Mr. Stern received the following in connection with the termination of his employment:

  •
  Payment of $519,012 base salary for January 1, 2005 through April 1, 2005, and, following termination, payment of $519,012 in lieu of pro-rated 2005 bonus.

  •
  Accelerated vesting of 325,000 RSUs for services performed in 2004 and 2005. These units vested on December 31, 2005, and were valued at $4,589,800 as of December 31, 2005, with a cash payment of this amount in lieu of shares in January 2006.

  •
  Payment of an amount equal to the difference between (a) the amounts actually paid to Mr. Stern during his employment in respect of base, bonus and restricted stock units as described above, and (b) the minimum guaranteed annual compensation under his employment agreement ($5,000,000) for the period through the termination date, plus two years. A portion ($6,000,000) of this amount was paid on April 4, 2005, and the balance of $622,976 was paid in January 2006. In addition, because Mr. Stern agreed not to require the payment in advance of the difference between (b) and (a) above, as contemplated by his employment agreement, the Company paid interest at 5.12% per annum on such difference from April 1, 2005, until payment was made in January 2006. That interest payment totaled $202,516. In addition to these amounts, under Mr. Stern's employment agreement the Company paid $18,000 as the difference between pension benefits earned at the Company and the pension benefit that would have been earned had he continued his employment with News America, Inc.

  •
  Continuation of certain benefits through January 1, 2008, except that (a) health care coverage valued at $30,774 for 2005 (other than retiree health care coverage) terminates if Mr. Stern receives health care coverage from a subsequent employer and is bridged to age 55 if he does not receive such coverage, (b) the Company is required to provide retiree medical benefits at age 55, as if he had continued as an employee of the Company through that date, and (c) the pension and welfare benefits must, in the aggregate, be of no less value to Mr. Stern than those provided by News America Incorporated at January 1, 2004. Mr. Stern also received a single premium $2 million term life insurance policy with a term through the scheduled end of his employment agreement at a cost to the Company of $113,280. The policy was cancelled near the expiration of the first year of coverage, and a partial premium refund of approximately $64,000 was received by Mr. Stern.

        Mr. Stern continues to be subject to certain confidentiality, non-hire and proprietary information provisions in his employment agreement and related agreements.

Agreements with Current Executive Officers

Employment Agreement with the Chief Executive Officer of the Company

        The Company entered into the employment agreement described below with Chase Carey, the Company's President and CEO, effective January 1, 2004, after review and approval of the terms and conditions of the agreement by the Company's Compensation Committee.

        Term.    The term of the agreement is from January 1, 2004 through December 31, 2007. Subject to continued service on specified boards, Mr. Carey has agreed to work full time for the Company during the term of his employment.

        Base Salary.    Mr. Carey receives a base salary of $2,000,000 per year, subject to annual cost of living adjustments. After the cost of living adjustment, Mr. Carey's salary for 2005 was $2,076,000 and for 2006 is $2,151,000.

        Annual Cash Bonus.    Mr. Carey is eligible to receive an annual performance bonus, payable in cash, commencing for the year ending December 31, 2004. The target annual bonus is 150% of his base salary for the applicable year. The amount of this bonus is determined annually by the Compensation Committee, in accordance with, and upon satisfaction of the standards contained in, the Company's Executive Officer Cash Bonus Plan.

        Restricted Stock Units.    The Compensation Committee authorized the grant to Mr. Carey of 1,300,000 restricted stock units in 2004. These RSUs vest at the end of the term of his employment, subject to downward adjustment in the discretion of the Compensation Committee based on the Company's achievement of certain performance standards over the term of his employment as established by the Compensation Committee. For 2004 and 2005, the Compensation Committee has deferred the decision on the calculation of the adjustment factor to be applied to the RSUs.

        Termination.    If Mr. Carey's employment terminates due to his death or disability, Mr. Carey (or his estate or beneficiaries) is entitled to: (a) base salary and pro-rated annual cash bonus through the date of termination; (b) the RSUs, vested 25% for each full or partial contract year, subject to downward adjustment by the Compensation Committee; and (c) the right to exercise any stock options granted pursuant to the 2004 Stock Plan (including any unvested options) for up to 12 months after termination.

        If Mr. Carey's employment is terminated for cause as defined in his agreement, he is only entitled to base salary through the date of termination, and all RSUs and unexercised options are forfeited.

        If Mr. Carey's employment is terminated for any other reason, he is entitled to (a) base salary through the term of his employment; (b) target bonus for the year in which his employment is terminated and for the succeeding year (unless the termination occurs after December 31, 2006); and (c) vesting of all the RSUs without adjustment and the right to exercise options (including unvested options) for up to 12 months after termination.

        Noncompetition and Confidentiality.    Mr. Carey has agreed not to compete with the Company during the term of his employment and for 12 months thereafter. He has also agreed, during the term of his employment and for 18 months thereafter, not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave such employment. Further, Mr. Carey is required to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company.

Option Grants to Chief Executive Officer of the Company

        At the time of his employment by the Company, Mr. Carey had outstanding options to purchase an aggregate of 5,312,000 preferred limited voting ordinary shares of News Corporation at varying prices and for varying terms. In order to fully align his interests with the stockholders of the Company, Mr. Carey agreed to exercise or surrender all of these options, as described below. To effect this, Mr. Carey exercised all the News Corporation options which were granted on or before August 1997, which totaled options for 1,960,000 shares. With respect to his remaining News Corporation options, Mr. Carey agreed, with the approval of the Compensation Committee and the Board of Directors of the Company, to surrender his News Corporation options and receive from the Company option grants which were substantially equivalent in vesting, expiration dates and other terms to the News Corporation options being surrendered and with appropriate adjustments in share amount and exercise price, as determined in consultation with an independent consulting firm retained by the Compensation Committee. However, consistent with the 2004 Stock Plan, the grant price for the options for shares of Common Stock was not less than the fair market value of such stock on the grant date (March 15, 2004). All of the options granted have now vested. The options granted by the Company to Mr. Carey are as follows:

Number of Shares of Common Stock Subject to Option Grant	Expiration Date	Grant Price ($)
269,751	9/07/08	15.69
202,314	9/06/09	15.69
561,982	11/15/09	15.69
561,982	5/01/10	23.36
134,876	8/01/10	23.89
146,115	8/30/11	18.47
6,744	10/9/12	15.69

Other Employment Agreements with Named Executive Officers

        The Company has entered into employment agreements with each of Messrs. Churchill, Hunter, Palkovic and Pontual as authorized by the Compensation Committee. The material terms of these agreements are summarized below:

        Term.    The term of each of the agreements with Messrs. Churchill, Hunter and Pontual is from January 1, 2004 through December 31, 2006. The term of the agreement with Mr. Palkovic is from March 19, 2005 through March 19, 2008.

        Base Salary.    Current (2006) base salaries for the executives are as follows: Mr. Churchill $1,024,000; Mr. Hunter $700,000; Mr. Pontual $750,000 and Mr. Palkovic $700,000. Base salaries are subject to increase at the discretion of the Company; Mr. Hunter's increase will be no less than the increase, if any, in the Consumer Price Index for the New York City area and Mr. Pontual's increases are established by his agreement.

        Annual Cash Bonus.    Each of these executive officers is eligible to receive an annual performance bonus, payable in cash, with a target bonus of a specified percentage of such officer's base salary for the applicable year; 100% for Mr. Churchill; 65% for Mr. Hunter; 65% for Mr. Palkovic; and 50% for Mr. Pontual. The actual amount of this bonus will be determined annually based upon the recommendation of the Chief Executive Officer of the Company and subject to approval by the Compensation Committee in accordance with, and upon satisfaction of the standards contained in, the Company's Executive Officer Cash Bonus Plan.

        Restricted Stock Units.    The Compensation Committee authorized the grant of performance-based RSUs to these executive officers. The number of RSUs awarded to each is determined annually, and the RSUs will vest three years after grant, subject to the performance standards that are established by the Compensation Committee at the time the awards are granted. The performance standards for the 2004 RSU grant were the same as those established for Mr. Carey (but determined over three years rather than four years). The performance standards for the 2005 RSU grant are the same for all participants; the financial and operating metrics are the same as the 2004 RSU program, but the 2005 goals for most metrics are different from the 2004 goals.

        Termination.    If the executive's employment terminates due to his death or disability, such executive (or his estate or beneficiaries) is entitled to base salary and pro-rated annual cash bonus through the date of termination. Stock options for Messrs. Hunter and Palkovic will continue to be exercisable until the earlier of the fifth anniversary of the termination date or the expiration date of the options. If an executive's employment is terminated for cause (as defined in his agreement), he is only entitled to base salary through the date of termination and all pending equity awards (RSUs and stock options) are forfeited.

        In the case of Mr. Churchill, if his employment is terminated for any other reason, he is entitled to base salary and target bonus through the end of the term of his agreement. Messrs. Hunter and Palkovic have certain separate severance arrangements as described below under "Change of Control Agreements with Executive Officers." Mr. Palkovic would receive the greater of (a) the value of the severance arrangements in his Change in Control Agreement or (b) base salary through the end of the term of his agreement and an annual target bonus pro rated through the date of termination. In the case of Mr. Pontual, if his employment is terminated for any other reason, he is entitled to base salary through the end of the term of his agreement and a pro rated target bonus for the year of termination. Stock options for Messrs. Hunter and Palkovic will continue to be exercisable until the earlier of the fifth anniversary of the termination date or the expiration date of the option.

        With respect to any unvested RSUs at the date of termination of employment of Messrs. Churchill, Hunter, Pontual and Palkovic, the following provisions apply unless other arrangements are approved by the Compensation Committee: (a) in the case of termination due to death or disability or without cause, RSUs will vest 33 1/3% for each full contract year, subject to downward adjustment by the Compensation Committee and payable as each RSU performance period ends and (b) in the case of termination for cause or voluntary termination by the employee, all RSUs will be forfeited.

        Noncompetition and Confidentiality.    Each executive has agreed not to compete with the Company during the term of his employment agreement and, in the case of Mr. Churchill, for 12 months thereafter. Each executive has also agreed, during the term of his employment and for two years thereafter, not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave such employment. Further, each executive is required to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company.

Change of Control Agreements with Named Executive Officers

        Except as described below, there are no compensatory plans or arrangements that would result in payments to the Company's executive officers upon a change-in-control of the Company.

        Each of Messrs. Hunter and Palkovic has a change-in-control severance agreement. The split-off of the Company from General Motors Corporation and the subsequent acquisition of an approximately 34% ownership interest by News Corporation (the "News Transactions") constituted a change-in-control under that severance agreement. Under the severance agreement, no benefits are payable unless, during a specified period following the change-in-control of the Company (until December 22, 2006 for Mr. Hunter and until March 19, 2008 for Mr. Palkovic), the applicable executive's employment is terminated by the Company without cause or the executive terminates his employment for good reason as defined in the executive's agreement. The agreements provide for payment of severance calculated as two times the greater of the executive's base salary and bonus for 2003, or his then current base salary and bonus at the time of employment termination, continuation of employee group health, dental and vision plan benefits for a specified period of time, and reimbursement for outplacement services. If an excise tax under Code Section 4999 is imposed on any payment pursuant to the agreement, the executive shall receive a gross-up payment such that, after taxes, the net remaining gross-up payment shall equal the excise tax.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

        The Compensation Committee of the Board of Directors administers the Company's executive compensation programs. During 2005, three persons served as members of the Compensation Committee for the entire year: Peter A. Lund, Chair, Charles R. Lee and Haim Saban. Each member of the Compensation Committee has been determined by the Board to be an "independent director" as defined in the Company's Amended and Restated By-Laws and the applicable rules of the NYSE.

REPORT OF THE COMPENSATION COMMITTEE
OF THE DIRECTV GROUP, INC.
ON EXECUTIVE COMPENSATION

Compensation Philosophy

        The philosophy of the Compensation Committee is to provide executive compensation designed to enhance stockholder value. Consistent with this goal, the Compensation Committee intends that compensation plans: (i) link total compensation with business performance goals, (ii) are appropriate and competitive with the market and (iii) comply with all applicable laws and regulatory requirements.

        In making its decisions, the Compensation Committee reviews the nature and scope of the executive officer's responsibilities as well as his or her effectiveness in supporting the Company's long-term goals. The Compensation Committee also considers the compensation practices of peer group major corporations, including those competing with the Company. In furtherance of its compensation oversight, the Compensation Committee has relied upon the services of an independent compensation consultant who is hired by, and reports to, the Compensation Committee.

        There are two primary types of compensation provided to the executive officers: (i) annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions, and a potential annual performance bonus intended to link each officer's compensation to the Company's performance and such officer's individual contribution, and (ii) long-term compensation, which includes stock or other equity-based compensation intended to encourage actions to maximize stockholder value over the long-term.

        In determining the proper amount for each component, the Compensation Committee reviews the compensation paid for similar positions at other corporations within the peer group. For 2005, the

Compensation Committee reviewed total compensation of each executive officer and other highly compensated management, including a review of tally sheets for each executive officer providing the elements of each officer's compensation and review of termination of employment scenarios. The Compensation Committee also considered the results of an evaluation of executive compensation within this peer group by the independent consultant as part of the Committee's review and approval of the 2005 base salaries, target bonuses and restricted stock unit awards ("RSUs") under the employment agreements of each of the Named Executive Officers.

Annual Compensation

        Base Salary.    The Compensation Committee aims to position base salaries for the executive officers annually at levels that are consistent with market norms, with consideration of (i) the performance of the Company, (ii) individual performance of each executive and (iii) the executive's scope of responsibility in relation to other officers and key executives within the Company. The Compensation Committee also considers the compensation practices of its peer group. Based upon these and other factors which it considers relevant, and in light of the Company's overall long-term performance, the Compensation Committee has considered it appropriate, and in the best interests of the stockholders, to target base salary compensation at the median level of the peer group. However, to enable the Company to continue to attract, retain and motivate the highest level of executive personnel, in selected cases, other factors may also be considered and the Compensation Committee may approve base salaries for executive officers in excess of the median level.

        Bonuses.    The Company's Executive Officer Cash Bonus Plan (the "Bonus Plan") provides for the payment of cash bonuses based on the Company's performance in relation to predetermined objectives and individual executive performance for the year then ended.

        For 2005 bonuses, the Compensation Committee determined that the Net Subscriber Growth target had been substantially achieved. The Committee then considered other factors in the Company's performance such as churn, growth in average revenue per unit, management of subscriber acquisition cost, margin improvement and other factors including the executive officer's individual performance. The Committee determined that while overall performance had been positive, the individual awards would be granted in amounts that in each case were less than the maximum payment permitted under the Bonus Plan.

Long-Term Compensation

        The Compensation Committee is committed to long-term incentive programs for executives that promote the long-term growth of the Company. The Compensation Committee believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of the Company's stockholders.

        Equity-Based Compensation.    In 2005, the Named Executive Officers, other than Mr. Carey, were granted Special Performance-based Awards denominated in RSUs, with final payment, if any, in shares of DIRECTV stock or cash equivalent at the discretion of the Compensation Committee.

        The performance period for the 2005 RSU awards is January 1, 2005 to December 31, 2007. The final value of the RSU awards is determined by the Company's performance during the performance period and the market price of the underlying stock at the time the stock is issued or cash equivalent is paid. For the 2005 RSU awards, the Compensation Committee determined, at its meeting in February 2006, that for the first year (2005) of the three-year performance period, the Company achieved slightly in excess of the performance targets established by the Compensation Committee. These performance factors will be averaged with the performance in 2006 and 2007 to determine the adjustment factor to be multiplied by the number of RSUs granted to each executive officer in 2005, which will establish the number of shares to be issued to each executive officer following the end of the performance period, or the cash equivalent to be paid at that time. However, the Compensation Committee has retained its discretion to reduce payments or otherwise adjust downward RSU awards in accordance with the 2004 Stock Plan.

        For the 2004 RSU awards granted to the Named Executive Officers other than Mr. Carey, the Compensation Committee had previously determined that for the first year (2004) of the three-year performance period, the Company achieved slightly in excess of the performance targets established by the Compensation Committee and determined that in the second year (2005) the Company exceeded the performance targets established by the Compensation Committee. These performance factors will be averaged with the performance in 2006, to determine the adjustment factor to be multiplied by the number of RSUs granted to each such executive officer in 2004, other than Mr. Carey, in order to establish the number of shares to be issued to each such executive officer following the end of the performance period or the cash equivalent to be paid at that time. However, the Compensation Committee has retained its discretion to reduce payments or otherwise adjust downward restricted stock unit awards in accordance with the 2004 Stock Plan.

        In 2004, Mr. Carey was granted an RSU award which is considered a multi-year award and no additional awards were made to Mr. Carey in 2005. The Compensation Committee has deferred the decision in 2004 and 2005 on the calculation of the adjustment factor for his 2004 RSU award for the four-year performance period ending December 31, 2007.

        If the Company pays dividends to stockholders during the performance period of an RSU award, the Committee may approve dividend equivalents on the underlying RSUs. Dividend equivalents, if any, would be paid at the same time as the RSUs to which they relate are paid. No such dividends have been declared or paid during the applicable performance periods.

        No stock options were granted to the Named Executive Officers or any other person in 2005.

        Other Long Term Incentives.    Prior to 2004, the Company made awards under a Long-Term Achievement Plan ("LTAP") that awarded equity-based compensation to senior executives if three-year performance targets established by the Compensation Committee were achieved. The final number of shares or cash compensation received by the executives at the end of the performance period, if any, depended on the Company's performance relative to those targets. The LTAP was initiated each January, resulting in three awards running concurrently.

        LTAP payouts were determined based on the Total Shareholder Return ("TSR") performance ranking (expressed as a percentile) of the Company's Common Stock as compared to the TSRs of companies that were selected by the Compensation Committee at the beginning of the three-year period. For the 2003-2005 LTAP, performance (including interpretation of the LTAP in order to factor in the effect of the split-off of the Company from GM, which occurred on December 22, 2003) was at the threshold for a payout but below target and therefore, reduced payouts were made for the period ended December 31, 2005. Although the target awards were denominated in the Company's shares, the Compensation Committee determined that the 2003-2005 LTAP payouts would be made in cash. This is the final performance period under the LTAP and it has been replaced by the RSU awards under the 2004 Stock Plan.

Compensation of Chief Executive Officer

        Mr. Carey's compensation package was established in 2004 and is reflected in an employment agreement effective January 1, 2004. That agreement is summarized in this proxy statement.

        To determine the amount of the CEO's 2005 annual performance-based bonus, the Compensation Committee evaluated the Company's and the CEO's performance. The Compensation Committee determined that the Company substantially achieved the Net Subscriber Growth target for 2005, which slightly reduced the maximum award amount payable under the Bonus Plan. In its evaluation of the CEO's performance, the Compensation Committee also considered various financial and operational performance factors and the CEO's overall leadership of executives and employees. Some of these factors and accomplishments considered include:

  •
  Level of churn, average revenue per subscriber and subscriber acquisition costs

  •
  Margin improvement and growth in revenue and net income

  •
  Management of upgrade and retention marketing costs

  •
  Implementation of a stricter credit policy for new subscribers

  •
  Improvements in customer service

  •
  Launch of a new DVR and MPEG-4 receiver, and rollout of high definition channels in selected markets

  •
  Launch of three new satellites (two for high definition local channels)

  •
  Creation of a new Entertainment division and development of new content

  •
  Completion of the sale of HNS, LLC

  •
  Completion of the migration of DTVLA Mexico customers to Sky Mexico and termination of the operations of DTVLA Mexico

        Based on consideration of all of these factors and others, the Compensation Committee determined that the CEO's bonus would be 95% of the target bonus in the CEO's employment agreement.

Internal Revenue Code Section 162(m)

        In its deliberations, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other four highest compensated senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and that meets certain other technical requirements. Based on these requirements, the Company has determined that it is entitled to a tax deduction for compensation paid to executive officers during 2005, other than the base salary for Mr. Carey in excess of $1 million.

        While the Compensation Committee designs certain components of executive compensation to preserve deductibility, it believes that stockholder interests are best served by not restricting the Compensation Committee's discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved, and may in the future approve, compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

        Submitted on April 20, 2006, by the members of the Compensation Committee of the Board of Directors.

Compensation Committee

Charles R. Lee, Chair

Peter A. Lund                                                 Haim Saban

PERFORMANCE PRESENTATION

        The following graph compares five-year cumulative return to stockholders for the Company against the S&P 500 Composite Stock Price Index (the "S&P 500 Index") and an industry peer group ("Industry Peer Group"). The performance of the Company includes the historical performance of GM Class H common stock, which was listed on the NYSE under the ticker symbol "GMH". The GM Class H common stock was a tracking stock intended to reflect the financial performance of the Company prior to its split-off from GM. For the period from December 31, 2000 through December 22, 2003, the table below reflects the performance of the GM Class H common stock, and for the period from December 23, 2003 through December 31, 2005, the table reflects the performance of DIRECTV Common Stock. The Company's Common Stock traded under the ticker symbol "HS" from December 23, 2003 through March 16, 2004. On March 16, 2004, Hughes Electronics Corporation changed its name to The DIRECTV Group, Inc. and, effective March 17, 2004, its ticker symbol was changed to "DTV".

        We developed the comparison with the Industry Peer Group to complete the analysis. The Industry Peer Group is comprised of Comcast Corporation, EchoStar Communications Corporation, Cablevision NY Group and Time Warner, Inc. The comparison assumes $100 invested in the Company, the S&P 500 Index, and the Industry Peer Group on December 31, 2000, and reflects dividend reinvestment and annual weighting of the industry peer indices by individual company market capitalization. Although the companies in the industry peer indices were selected because of similar industry characteristics, they are not entirely representative of the Company's business.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

THE DIRECTV GROUP, INC., S&P 500 INDEX AND INDUSTRY PEER GROUP

	The DIRECTV Group	S&P 500 Index	Peer Index
2000	100	100	100
2001	67	88	91
2002	47	69	44
2003	72	88	71
2004	73	97	74
2005	61	102	61

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)-	Weighted average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders(3)	78,714,506	$24.52	25,030,152
Equity compensation plans not approved by security holders	0	0	0
Total	78,714,506	$24.52	25,030,152

(1)
More detailed information regarding outstanding option grants and RSU awards is provided in Note 14 of the Notes to the Consolidated Financial Statements in the 2005 Form 10-K which is included in the Annual Report that is being mailed to stockholders with this proxy statement.

(2)
The number of securities to be issued upon exercise of outstanding options, warrants and rights and weighted-average exercise price of awards issued under plans approved by stockholders excludes 7,582,993 RSUs that had not vested as of year-end. RSUs are time-based and Company performance-based awards and do not require any payment by the grantee to the Company.

(3)
Plans adopted prior to the split-off of the Company from GM were approved by GM as the sole stockholder of the Company. The DIRECTV Group, Inc. 2004 Stock Plan was approved by the Company's stockholders at the 2004 Annual Meeting.

CODE OF ETHICS

        The Company has adopted a Code of Ethics and Business Conduct which complies with the requirements of the NYSE and the Company's Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers which complies with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. This Code of Ethics may be accessed on the Company's website at www.directv.com. A paper copy of the Code of Ethics may be obtained by contacting the Corporate Secretary as provided on page 38.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        As part of the News Transactions, the Certificate of Incorporation and By-Laws of the Company were amended to provide that the Audit Committee shall have the sole authority to review, consider and pass upon any transaction by the Company and its subsidiaries that the Audit Committee determines is a related party transaction. The process for this review is also discussed in the Audit Committee Charter which may be accessed on the Company's website at www.directv.com. The Audit Committee has adopted policies and procedures for related party transactions. Following the completion of the News Transactions, certain matters involving News Corporation or its subsidiaries have been considered by the Audit Committee. As a result of that review, the Audit Committee approved or ratified several transactions which are described below.

Transactions between the Company and News Corporation and its Subsidiaries

        Fox Entertainment, a wholly owned subsidiary of News Corporation, owns approximately 36.8% of the outstanding Common Stock. Consequently, transactions between the Company and its subsidiaries and News Corporation and its subsidiaries may be deemed to be related party transactions. Prior to the completion of the News Transactions, News Corporation and its subsidiaries were engaged in a broad range of relationships with the Company and its subsidiaries. To the extent that those relationships were documented in agreements executed prior to the completion of the News Transactions and continue, the Company believes that the terms and conditions of all such arrangements were negotiated as arm's length transactions with an unaffiliated entity and are fair and reasonable.

        Existing relationships with News Corporation and its affiliates are in the following areas:

The DIRECTV Group

        Obligations and Rights Arising out of the News Transactions:    As part of the News Transactions, the Company is party to several agreements with News Corporation and with GM. Among other things, under the transaction agreements, each of GM, News Corporation and the Company provides limited indemnification for certain claims that could arise from the completion of the News Transactions. The Company also indemnifies GM with regard to certain tax liabilities associated with the News Transactions should the Company take any actions that result in adverse tax consequences for GM. There are also agreements between the Company and News Corporation regarding certain employment matters. These matters are discussed in more detail in our Registration Statement on Form S-4 that was filed with the SEC in connection with the News Transactions. The Company believes that all of these various agreements were entered into on an arm's-length basis and that the terms and conditions are fair to the Company.

        Facilities:    The Company has arrangements with News Corporation affiliates regarding the use of office space for offices in New York City and in Washington, D.C. In addition, DIRECTV Latin America has similar arrangements with a News Corporation affiliate to use space for its headquarters. In each case, the terms and conditions associated with the arrangements have been reviewed and approved by the Audit Committee after review and comparison with alternatives available from independent third parties.

        Sky Latin America Transactions:    On October 8, 2004, the Company entered into a series of transactions with each of News Corporation, Liberty Media International, Inc., Grupo Televisa, S.A. and Globo Comunicacoes e Participacoes S.A. that provide for the reorganization of the Company's direct-to-home satellite businesses in Latin America and consolidation of those businesses with the Sky Latin America direct-to-home satellite businesses. In these transactions, the Company agreed, among other things, to acquire the equity interests of News Corporation in the Sky Latin America platforms. The transaction in Brazil remains subject to local regulatory approval. Total net cash consideration for all the equity interests to be acquired by the Company is approximately $602 million, of which $398 million in total was paid to News Corporation and Liberty Media in October 2004. The Company completed the acquisition of the equity interests of News Corporation and Liberty Media in Sky Mexico in February 2006 and paid $373 million at that time. The Company will receive a net reimbursement of approximately $110 million, which is subject to further adjustment, from News Corporation at the completion of the Sky Brasil transaction and will also be paid $58.7 million by Televisa on its acquisition of a portion of the Sky Mexico shares.

DIRECTV U.S. and DIRECTV Latin America

        Programming:    DIRECTV U.S. and DIRECTV Latin America purchase programming created or owned by News Corporation and its subsidiaries. DIRECTV U.S. has programming and retransmission agreements with Fox Entertainment for Fox News Channel, Fox Sports Networks, FX Networks and others. DIRECTV U.S. also obtains foreign language programming for its U.S. service from affiliates of News Corporation, including a SkyItalia news channel, STBN (a Vietnamese language channel) and Star Plus (a Hindi-language channel). DIRECTV U.S. also has an agreement with TV Guide Networks, Inc. pursuant to which DIRECTV U.S. licenses the rights to distribute the TV Guide Channel to its subscribers.

        Similarly, DIRECTV Latin America obtains programming from News Corporation and its subsidiaries. Such programming includes Fox Sports Latin America, Speed Channel, Canal Fox, National Geographic, Fox Life, FX and Fox News. DIRECTV Latin America also recently secured rights to broadcast cricket in Latin America from a News Corporation subsidiary. In cases where agreements have been executed subsequent to the News Transactions, the Audit Committee has reviewed and approved the arrangements based on a consideration of the contract terms and, where applicable, comparable arrangements with independent third parties.

        Middleware:    DIRECTV U.S. has an agreement with NDS to provide a customized middleware platform for DIRECTV U.S. set top boxes which permits the delivery of a simplified, more consistent on-screen user interface as well as to support the deployment of new interactive services. News Corporation owns approximately 74.8% of NDS' outstanding share capital.

        Interactive Program Guides:    DIRECTV U.S. has license and distribution agreements with Gemstar-TV-Guide Interactive, Inc., providing DIRECTV U.S. with rights to utilize Gemstar-TV Guide's intellectual property and technology, as well as its TV Guide brand, in interactive program guides across the DIRECTV U.S. subscriber base. News Corporation owns approximately 41% of Gemstar-TV Guide's common stock.

        Conditional Access:    DIRECTV U.S. and NDS have entered into a six year agreement effective March 1, 2004, for the provision of conditional access products and services, including smart cards, a key component of the access system. NDS is the exclusive provider of smart cards and conditional access services for DIRECTV U.S., and is responsible for developing new smart cards for introduction periodically during the term of the agreement. New generation cards required to replace older cards in existing DIRECTV U.S. receivers will be provided at no cost, while additional cards required for new receivers are provided at a fixed agreed price. DIRECTV U.S. is paying NDS a monthly fee per subscribed household and per active smart card. The contract can be extended for two additional one year periods at the sole discretion of DIRECTV U.S. The agreement includes a transition process which allows DIRECTV U.S., in the event the agreement will terminate, to prepare for transition to another provider, including access and licenses to required technology, in exchange for agreed transition payments. NDS also provides conditional access services to DIRECTV Latin America, including design, manufacture and distribution of the smart cards used to encrypt the DIRECTV service. NDS also operates the conditional access centers and provides signal security services for DIRECTV Latin America.

        Interactive:    NDS also provides some development tools that are used to create interactive applications for DIRECTV Latin America. Visionik, which was acquired in 2003 by NDS, provides interactive games used in the DIRECTV Latin America interactive television service.

        Ad Sales:    Twentieth Television places and manages ad sales for DIRECTV U.S.

        Services:    News Corporation or its subsidiaries make available the services of employees, on a non-exclusive basis, to DIRECTV U.S., subject to payment or reimbursement by DIRECTV U.S. of a portion of the compensation and benefits of such employees as agreed on a case-by-case basis.

Relationships between the Company and Certain Other Parties

        Hallmark Channel:    DIRECTV U.S. is party to an agreement with Crown Media United States, LLC ("Crown Media") dated as of August 20, 2001, whereby DIRECTV U.S. obtained stock in Crown Media and the right to have one observer attend meetings of the Crown Media Board of Directors. The stock was given as partial consideration for carriage by DIRECTV U.S. of Crown Media's Hallmark channel. Mr. Lund, a Director of the Company since 2000, is also a Director and member of the audit committee of Crown Media.

        Registration Rights Agreement:    In June 2000 and March 2003, GM contributed shares of GM Class H common stock to certain of its employee benefit plans ("Benefit Plans"). GM also entered into a registration rights agreement with the Benefit Plans that provided the plans with registration rights with respect to those shares. As part of the News Transactions, those shares were exchanged for shares of Common Stock and the Company succeeded to most of the rights and obligations of GM under the registration rights agreement. In January 2005, the trustee of the Benefit Plans exercised demand registration rights under the registration rights agreement and subsequently sold 57,077,800 shares of Common Stock. On March 3, 2006, the Company purchased a total of 100 million shares of its Common Stock, at $15.50 per share in cash, from the Benefit Plans. As of March 10, 2006, the Benefit Plans held approximately 115.2 million shares of Common Stock.

        The registration rights agreement provides, among other things, that the Benefit Plans together have the right to engage in limited registered or unregistered underwritten public offerings or negotiated transfers of their shares of Common Stock for the duration of the agreement. This right is subject to the right of the Company to postpone the filing or effectiveness of any registration or the making of negotiated transfers at any time that the Company determines that such action would interfere with any proposal or plan by the Company to engage in any material transaction or would require the Company to make a public disclosure of material information which was previously non-public. The registration rights agreement also provides that the Benefit Plans are prohibited from making a negotiated transfer of Common Stock to certain persons who are or who as a result of the transfer would become holders of more than 5% of the Common Stock or in blocks of more than 2% of the then outstanding Common Stock.

AUDIT COMMITTEE REPORT

        The Audit Committee of The DIRECTV Group, Inc. Board of Directors, or the Committee, is currently composed of four independent directors and operates under a written charter adopted by the Board of Directors. The members of the Committee are James M. Cornelius (Chair), Peter A. Lund, Ralph F. Boyd, Jr., and Nancy S. Newcomb. Ms. Newcomb joined the Audit Committee in February 2006 and did not participate in any of the meetings of the Audit Committee prior to that date. Consequently, Ms. Newcomb is not a signatory to this report. The other three members were members of the Committee for all of 2005.

        Among its other duties, the Committee recommends to the Board of Directors the selection of the Company's independent auditors.

        Management is responsible for internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Committee's responsibility is to monitor and oversee these processes.

        In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No.61, "Communication with Audit Committees," as amended or supplemented.

        The Company's independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees" as modified or supplemented and the Committee discussed with the independent registered public accounting firm that firm's independence.

        Based upon the Committee's discussions with management and the independent registered public accounting firm and the Committee's review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ JAMES M. CORNELIUS, Chair /s/ PETER A. LUND /s/ RALPH F. BOYD, JR

FEES PAID TO OUTSIDE INDEPENDENT REGISTERED ACCOUNTING FIRM

        For the years ended December 31, 2005 and 2004, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") which includes Deloitte Consulting.

        Audit and audit-related fees aggregated $6,302,000 and $6,755,000 for the years ended December 31, 2005 and 2004, respectively and were composed of the following:

Audit Fees

        The aggregate fees billed for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2005 and 2004, the audit of management's assessment of internal controls over financial reporting as of December 31, 2005, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q were $3,668,000 in 2005 and $4,834,000 in 2004.

Audit-Related Fees

        The aggregate fees billed for Audit-Related services for the fiscal years ended December 31, 2005 and 2004, were $2,634,000 and $1,921,000, respectively. These fees relate to audits of the benefit plans of the Company, comfort letters provided in connection with registration statements and audits of Hughes Network Systems, Inc. and PanAmSat Corporation for periods prior to the sale of our interests in these companies, accounting research and consultation on the DIRECTV Latin America restructuring and U.S. GAAP issues, and due diligence and consultation on certain merger issues conducted in 2004.

Tax Fees

        The aggregate fees billed for tax services for the fiscal years ended December 31, 2005 and 2004, were $135,000 and $303,000, respectively. These fees relate to tax consultations and services related to domestic and foreign office compliance in both 2005 and 2004.

All Other Fees

        The aggregate fees for services not included above were $40,000 and $518,000 respectively, for the fiscal years ended December 31, 2005 and 2004. All of these fees were billed by Deloitte Consulting. These fees relate to health plan provider services in both 2005 and 2004.

Audit Committee Approval Policy

        The Audit Committee is directly responsible for the appointment, retention and termination, compensation and oversight of the work of any registered public accountant providing any audit or attest services to the Company, including Deloitte & Touche. The approval of the Audit Committee is required, prior to commencement of work, of all audit, audit-related, internal control-related, tax and permissible non-audit services to be provided to the Company by our independent auditors. As part of the approval process, the Audit Committee review includes the proposed scope of work and the proposed fee for any engagements, including the annual audit of each fiscal year.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected the firm of Deloitte & Touche LLP to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ending December 31, 2006. Deloitte & Touche LLP audited the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ended December 31, 2005.

        Representatives of Deloitte & Touche LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

        The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

        In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2007 annual meeting of stockholders, proposals of stockholders intended to be presented for action at that meeting or nomination of persons for election to the Board must be received by the Corporate Secretary either by mailing your proposal by first class mail with sufficient postage to The DIRECTV Group, Inc., Attention: Corporate Secretary, 2230 E. Imperial Highway, El Segundo, California 90245 or by faxing to the attention of the Corporate Secretary at 1-310-964-0839, by either means no later than December 30, 2006.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

        Under the Company's Amended and Restated By-Laws, notice of any other matter intended to be presented by a stockholder for action at the 2007 annual meeting must be sent by first class mail and addressed to the Corporate Secretary at 2230 E. Imperial Highway, El Segundo, California 90245 or faxed to the attention of the Corporate Secretary at 1-310-964-0839, and must contain the information required by the Amended and Restated By-Laws. The notice must be received by the Corporate Secretary during the period from November 30, 2006 through December 30, 2006. However, if the date of the 2007 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2006 Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) January 8, 2007, (the 150th day prior to the first anniversary of the 2006 Annual Meeting) or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

        In the case of proposed nominees, the notice of nomination must include all information required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to the Securities Exchange Act of 1934, as amended, and must be accompanied by the nominee's written consent to serve as a director if elected.

        Also, if the number of Directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board made by the Company on or prior to December 30, 2006, then a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered by first class mail to the Corporate Secretary at 2230 E. Imperial Highway, El Segundo, California 90245 or faxed to the attention of the Corporate Secretary at 1-310-964-0839, not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. For purposes of this proxy statement, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

        The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PAPER COPIES OF MATERIALS

        Stockholders may obtain paper copies of the charters of the Audit, Nominating and Corporate Governance or Compensation Committee, the Corporate Governance Guidelines, the Code of Ethics and Business Conduct, or the Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers, by sending a written request by first-class mail to The DIRECTV Group, Inc., Attn: Corporate Secretary, 2230 E. Imperial Highway, El Segundo, California 90245. Please indicate specifically which documents you are requesting.

OTHER MATTERS

        The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment on any additional matters that may come before the Annual Meeting.

        If you vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. You do not need to mark any boxes if you wish to vote according to the Board of Directors' recommendations; just sign, date and return the proxy in the enclosed envelope. If you vote through the Internet or by telephone, simply follow the instructions on the proxy card. Thank you for your cooperation and prompt response.

By order of the Board of Directors
Larry D. Hunter Corporate Secretary

002CS-10629

Annual Meeting Admission Ticket
THE DIRECTV GROUP, INC. 2006 ANNUAL MEETING
Tuesday, June 6, 2006 10:00 AM
Hilton Hotel New York 1335 Avenue of the Americas New York, New York

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card

☐	Please mark this box with an X if your address has changed and print the new address below.

A	Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees.
		For	Withhold
	01—Chase Carey	☐	☐
	02—Peter F. Chernin	☐	☐
	03—Peter A. Lund	☐	☐
	04—Haim Saban	☐	☐
B	Issues
The Board of Directors recommends a vote FOR the following proposal.
		For	Against	Abstain		Yes
2.	Ratification of appointment of independent public accountants	☐	☐	☐	Mark this box with an X if you plan on attending the Annual Meeting.	☐

C	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
/ /

Admission Ticket

Directions—The Hilton Hotel New York is located at 1335 Avenue of the Americas (Sixth Avenue) between West 53rd and West 54th Street. The meeting will be held in Concourse A on the Concourse level. Parking is available at the hotel.

Admission—If you vote by Internet or telephone, please follow the instructions given for requesting admission to the Annual Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card and return it in the enclosed envelope. Please remove the attached "Admission Ticket" at the perforation. You must bring it with you to attend the Annual Meeting. When you arrive, please stop at the admissions area in the concourse lobby. Seating at the Annual Meeting is not reserved. All attendees must have government-issued photographic identification for access to the Annual Meeting. We will accommodate stockholders on a first-come, first-served basis upon arrival at the Annual Meeting.

Security—For security reasons, packages and briefcases will not be allowed at the Annual Meeting.

Time Limit—In order to allow all stockholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 20-minute limit per subject.

PROXY/VOTER INSTRUCTION CARD
The DIRECTV Group, Inc.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael W. Palkovic and Larry D. Hunter, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of The DIRECTV Group, Inc., which the undersigned has power to vote at the Annual Meeting of Stockholders to be held on June 6, 2006, or any adjournment thereof.

NOMINEES FOR DIRECTOR: CHASE CAREY, PETER F. CHERNIN, PETER A. LUND AND HAIM SABAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF ELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:

FOR the election of all nominees for director; and

FOR the ratification of appointment of independent accountants.

(CONTINUED, and TO Be Signed and Dated on the REVERSE SIDE)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 12:01 a.m., Eastern Time, on June 6, 2006.
THANK YOU FOR VOTING

QuickLinks

THE DIRECTV GROUP, INC. 2230 East Imperial Highway El Segundo, California 90245 (310) 964-5000 1211 Avenue of the Americas New York, New York 10036 (212) 462-5044 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 6, 2006
VOTING SECURITIES
PROXIES
PROXIES FOR SHARES HELD IN EMPLOYEE STOCK PLANS
QUORUM AND MAJORITIES
ATTENDING THE ANNUAL MEETING
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ANNUAL REPORT
ELECTRONIC DELIVERY OF ANNUAL MEETING MATERIALS
VOTING INSPECTORS
SOLICITATION COSTS
SELECTION OF NOMINEES FOR DIRECTORS
DIRECTORS
DIRECTOR COMPENSATION
2005 DIRECTOR COMPENSATION
COMMITTEES OF THE BOARD OF DIRECTORS
PROPOSAL 1 ELECTION OF DIRECTORS
BIOGRAPHICAL INFORMATION OF NOMINEES
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS, AND CERTAIN OTHER BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
REPORT OF THE COMPENSATION COMMITTEE OF THE DIRECTV GROUP, INC. ON EXECUTIVE COMPENSATION
PERFORMANCE PRESENTATION
COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
EQUITY COMPENSATION PLAN INFORMATION
CODE OF ETHICS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
FEES PAID TO OUTSIDE INDEPENDENT REGISTERED ACCOUNTING FIRM
PROPOSAL 2 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
PAPER COPIES OF MATERIALS
OTHER MATTERS